Exhibit 10.1

EXECUTION COPY
AMENDMENT NO. 2 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (“Amendment”) is entered into as of March 31, 2014 in connection with the Credit Agreement, dated as of March 7, 2012 (as the same has been amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, including pursuant to this Amendment, the “Credit Agreement”), by and among G&K Services, Inc. (the “Company”), G&K Services Canada Inc. (the “Canadian Borrower”, and together with the Company, the “Borrowers”), the financial institutions party thereto, as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.
WITNESSETH
WHEREAS, the Borrowers wish to amend the Credit Agreement in certain respects and the Lenders and the Administrative Agent are willing to amend the Credit Agreement pursuant to the terms of this Amendment; and
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows.
1.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Borrowers, the Lenders and the Administrative Agent agree that the Credit Agreement is hereby amended as follows:

1.1    The following definitions set forth in Section 1.01 of the Credit Agreement are each hereby amended in their entirety as follows:

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, the term "Business Day" shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for general business in Toronto, Ontario and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro.
“CDOR Rate” means for any Loans in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the terms of Section 2.14(a), the applicable Reference Bank Rate.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, solely with respect to calculating Consolidated Net Worth to determine compliance with Section 6.12(c), “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Material Subsidiaries (or a Subsidiary of the Company or a Material Subsidiary, other than G&K Receivables, Corp. or any other Subsidiary so long as they are designated and remain an “Unrestricted Subsidiary” as defined and in accordance with the 2005 Note Purchase Agreement) calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Net Worth” means, with respect to the Company and its Subsidiaries as of any date of determination, shareholders’ equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that, solely with respect to calculating Consolidated Net Worth to determine compliance with Section 6.12(c), “Consolidated Net Worth” means, as of any date of determination, on a consolidated basis for the Company and its Material Subsidiaries (or a Subsidiary of the Company or a Material Subsidiary, other than G&K Receivables, Corp. or any other Subsidiary so long as they are designated and remain an “Unrestricted Subsidiary” as defined and in accordance with the 2005 Note Purchase Agreement) (a) the sum of (1) Equity Interests taken at par or stated value plus (2) capital in excess of par or stated value relating to Equity Interests plus (3) retained earnings (or minus any retained earning deficit) minus (b) the sum of treasury stock or Equity Interests subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP.
“Interest Period” means with respect to any Eurocurrency Borrowing: (a) in a LIBOR Quoted Currency, on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the applicable Borrower may elect, and (b) with respect to any Eurocurrency Borrowing in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the such Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing for one, two, three or six month period only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) with respect to one, two, three or six month determinations hereunder any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“LIBO Rate” means, with respect to (A) any Eurocurrency Borrowing in any LIBOR Quoted Currency and for any applicable Interest Period, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency and Interest Period; provided that if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (B) any Eurocurrency Borrowing in Canadian Dollars and for any applicable Interest Period, the CDOR Screen Rate for Canadian Dollars as of the Specified Time and on the Quotation Day for Canadian Dollars and Interest Period; provided that if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, that, if a LIBOR Screen Rate or the CDOR Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such currency and Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, any of the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period the Business Day (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
1.2    Section 1.01 of the Credit Agreement is hereby amended to insert alphabetically therein the following new defined terms:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption.
“CDOR Screen Rate” means, with respect to any Interest Period, the average rate as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of such rate) for bankers acceptances with a tenor equal in length to such Interest Period as displayed on CDOR page of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.
“Controlled Affiliate” means each Affiliate over which any Borrower or any of its Subsidiaries exercises management control.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Impacted Interest Period” has the meaning assigned to such term in the definition of LIBO Rate.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where "overnight screen rate" means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.
“LIBOR Quoted Currency” means Dollars, euro and Pounds Sterling.
“LIBOR Screen Rate” means, with respect to any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.
“Reference Bank Rate” means the arithmetic mean of the rates supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period:

(a)    in relation to Loans in Canadian Dollars, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period;
(b)    in relation to Loans in any currency other than Canadian Dollars, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Company.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” means the LIBOR Screen Rate and the CDOR Screen Rate collectively and individually as the context may require.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m., Toronto, Ontario time and (ii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 a.m., London time.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.
1.3    Schedule 2.02 and the definitions of “Mandatory Costs”, “Prohibited Person” and “TARGET” set forth in Section 1.01 of the Credit Agreement are each hereby deleted in their entirety.

1.4    Section 2.13(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) (A) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (B) interest computed by reference to the Adjusted LIBO Rate at times when the Adjusted LIBO Rate is based on the CDOR Rate shall be computed on the basis of a year of 365 days, and (ii) interest in respect of Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

1.5    Section 2.14 of the Credit Agreement is hereby amended in its entirety to reads as follows:

SECTION 2.14.    Market Disruption and Alternate Rate of Interest. (a) If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any non-Dollar currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its sole discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the aforesaid rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such non-Dollar currency.
(b) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or
(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such currency or Interest Period, then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Eurocurrency Borrowing to, or continuation of any Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (B)  if such Borrowing is requested in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if such Borrowing is requested in any non-Dollar currency, then the LIBO Rate for such Eurocurrency Borrowing shall be at the Alternative Rate; provided, further that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
1.6     Section 3.16 of the Credit Agreement is hereby amended in its entirety to reads as follows:

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of such Borrower, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary thereof or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of such Borrower, any agent of any Borrower or any Subsidiary thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions
1.7    Section 5.07 of the Credit Agreement is hereby amended to insert immediately at the end thereof following sentence:
The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
1.8    Section 6.12(c) of the Credit Agreement is hereby amended in its entirety to read as follows:
(c)    Minimum Consolidated Net Worth.
The Company will not, at any time, permit Consolidated Net Worth, determined as of the end of each fiscal year ending after June 29, 2013 to be less than the sum of (i) $343,600,000 plus (ii) an amount equal to 35% of Consolidated Net Income (if positive) for each completed fiscal year after June 29, 2013. Following the occurrence of the Trigger Date, this Section 6.12(c), will be of no further force and effect and the Company shall not be required to comply with the requirement set forth herein.
1.9    Article VI of the Credit Agreement is hereby amended to insert immediately at the end thereof the following Section 6.13:
SECTION 6.13    Anti-Corruption Laws. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
1.10    Exhibit F to the Credit Agreement is hereby amended in its entirety pursuant to the Exhibit F attached to this Amendment

2.    Conditions to Effectiveness. This Amendment shall not become effective unless:
2.1    the Administrative Agent shall have received counterparts of this Amendment executed by each Borrower, the Administrative Agent and the Required Lenders; and
2.2    the Administrative Agent shall have received from the Borrowers, for each Lender that delivers its executed signature page hereto to the Administrative Agent not later than 3:00

p.m. Chicago time on March 28, 2014 (and with delivery thereof being determined by the Administrative Agent in its sole discretion), an amendment fee, payable in immediately available funds, equal to $2,000 for each such Lender, and J.P. Morgan Securities LLC shall have received payment of those fees and expenses owing to it by the Company as of the date hereof.
3.    Representations and Warranties of Each Borrower. Each Borrower represents and warrants as follows:
3.1    Such Borrower has the legal power and authority to execute and deliver this Amendment and the officers of such Borrower executing this Amendment have been duly authorized to execute and deliver the same and bind such Borrower with respect to the provisions hereof.
3.2    This Amendment and the Credit Agreement as previously executed and as amended hereby constitute legal, valid and binding obligations of such Borrower, enforceable against it in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally).
3.3    Such Borrower hereby reaffirms all covenants, representations and warranties made in the Credit Agreement and the other Loan Documents and agrees and confirms that all such representations and warranties are true and correct in all material respects as of the date of this Amendment except for changes thereto reflecting events, conditions or transactions permitted or not prohibited by the Credit Agreement or the other Loan Documents; provided, that the words “in all material respects” in this Section 3.3 shall, as to any representation or warranty that contains a materiality standard, operate without duplication of such standard.
3.4    Such Borrower has caused to be conducted a thorough review of the terms of the Credit Agreement and the other Loan Documents and such Borrower’s and its Subsidiaries’ operations since the Effective Date and, as of the date hereof, there are no Defaults or Events of Default thereunder.
4.    Reference to the Effect on the Credit Agreement.
4.1    Upon the effectiveness of this Amendment pursuant to Section 2 above, on and after the date hereof, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement as modified hereby.
4.2    Except as specifically waived or modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
4.3    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power of remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.    Costs and Expenses. The Borrowers jointly and severally agree to pay all reasonable costs, fees and out‑of‑pocket expenses (including reasonable attorneys’ fees and expenses charged to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, arrangement, execution and enforcement of this Amendment.

6.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS, AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS, OF THE STATE OF NEW YORK.
7.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.    Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. A facsimile signature page hereto sent to the Administrative Agent or the Administrative Agent’s counsel shall be effective as a counterpart signature provided each party executing such a facsimile counterpart agrees, if requested, to deliver originals thereof to the Administrative Agent.
9.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment, the Credit Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Amendment, the Credit Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment, the Credit Agreement or any of the other Loan Documents.
10.    Loan Document Reaffirmation. Each Loan Party party hereto affirms the terms and conditions of the Domestic Subsidiary Guaranty and all other Loan Documents executed by it and acknowledges and agrees that the Domestic Subsidiary Guaranty and all other Loan Documents to which it is a party remain in full force and effect and are hereby reaffirmed, ratified and confirmed. Each reference to the “Credit Agreement” set forth in the Domestic Subsidiary Guaranty and the other Loan Documents shall be a reference to the Credit Agreement as amended by Amendment No. 1 and this Amendment and as the same may from time to time hereafter be further amended, modified, supplemented or restated.
The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

G&K SERVICES, INC., as the Company

By_/s/ Jeffrey L. Wright_______________
Name: Jeffrey L. Wright
Title: Executive Vice President and Chief Financial Officer

Signature Page to
Amendment No. 2 to Credit Agreement

G&K SERVICES CANADA INC., as the Canadian Borrower

By_/s/ Jeffrey L. Wright_______________
Name: Jeffrey L. Wright
Title: Executive Vice President and Chief Financial Officer

Signature Page to
Amendment No. 2 to Credit Agreement

G&K SERVICES, CO., as a Subsidiary Guarantor

By_/s/ Jeffrey L. Wright_______________
Name: Jeffrey L. Wright
Title: Executive Vice President and Chief Financial Officer

Signature Page to
Amendment No. 2 to Credit Agreement